EXHIBIT 11.0

COMPUTATION OF PER SHARE EARNINGS

                                              THREE MONTHS THREE MONTHS
                                                 ENDED         ENDED
                                              31-MARCH-98   31-MARCH-97



Numerator:
 Net (loss)                                     ($200,242)    ($126,933)
 Preferred stock dividend requirement            ($69,344)     ($71,470)
 Numerator for basic earnings per share--
  income available to common shareholders       ($269,586)    ($198,403)

 Effect of dilutive securities:                     -             -

 Numerator for diluted earnings per share--
  income available to common stockholders
  after assumed conversions                     ($269,586)    ($198,403)



Denominator:
 Denominator for basic earnings per share--
  weighted average shares outstanding            7,804,540     7,787,884

 Effect of dilutive securities:
  Employee stock options                            -             -
 Dilutive potential common shares
  Denominator for diluted earnings
   per share--adjusted weighted average
   shares and assumed conversions                7,804,540     7,787,884


Basic earnings per share                           ($0.03)       ($0.03)



Diluted earnings per share                         ($0.03)       ($0.03)



